Exhibit 10.3

PROMISSORY NOTE

Effective Date: November 14, 2025.	U.S. $2,800,000

FOR VALUE RECEIVED, Jowell Global Ltd., a Cayman Islands exempted company (“Borrower”), promises to pay Jowell Holdings Ltd., a British Virgin Islands company, (“Lender”), US$2,800,000 on the date that is thirty-six (36) months after the Purchase Price Date (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of four percent (4%) per annum from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall be payable on Maturity Date. This Promissory Note (this “Note”) is issued and made effective as of November 14, 2025 (the “Effective Date”). This Note is issued pursuant to that certain Note Purchase Agreement dated November 14, 2025, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

The purchase price for this Note shall be US$2,800,000 (the “Purchase Price”) in original principal balance. The Purchase Price shall be payable by Lender by wire transfer of immediately available funds in

U.S. Dollars to the designated account by the Borrower.

1. Payment; Prepayment.

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America (as defined below), as provided for herein, and delivered to Lender at the address or bank account furnished to Borrower for that purpose.

1.2. Prepayment. Notwithstanding the foregoing, Borrower shall have the right to prepay all or any portion of the Outstanding Balance.

2. Defaults and Remedies.

2.1. Defaults. The following are events of default under this Note (each, an “Event of Default”): (a) Borrower fails to pay any principal or interest when due and payable hereunder; (b) a receiver, trustee or other similar official shall be appointed over Borrower, or a material part of its assets and such appointment shall remain uncontested for 90 days or shall not be dismissed or discharged within 180 days; (d) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (e) an involuntary bankruptcy proceeding is commenced or filed against Borrower.

2.2. Remedies. At any time following the occurrence of any Event of Default and upon written notice given by Lender to Borrower, the Borrower has 45 days (the “Grace Period”) from the date of the notice from Lender to cure such default. If the default is not cured after the Grace Period, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash.

3. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

4. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference. Any disputes that arise under this Note, shall be heard only in the state or federal courts located in the City of New York.

5. Cancellation. After repayment of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

6. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

7. Assignments. Borrower may not assign or transfer this Note without the prior written consent of Lender, subject to compliance with securities laws and regulations. This Note may not be offered, sold, assigned or transferred by Lender without the prior written consent of Borrower and in compliance with securities laws and regulations.

8. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

9. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:
Jowell Global Ltd.

By:	/s/ Haiting Li
Name:	Haiting Li
Title:	Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER: Jowell Holdings Ltd.

By:	/s/ Zhiwei Xu
Name:	Zhiwei Xu
Title:	Director

[Signature Page to Promissory Note]

ATTACHMENT 1
DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

1. “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, offset, or otherwise, accrued but unpaid interest under this Note.

2. “Purchase Price Date” means the date when the Purchase Price is delivered by Lender to Borrower.

3. “Trading Day” means any day on which the Nasdaq Stock Market (or such other principal market for the Ordinary Shares of the Company) is open for trading.

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